UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 19, 2011

Ener1, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-34050	59-2479377
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 40, New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	212 920-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 19, 2011, Ener1, Inc. (the “Company”) received a Staff Determination Letter (the “Notice”) from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company did not comply with NASDAQ’s filing requirements for continued inclusion in Listing Rules 5250(c)(1) (regarding timely filing of periodic financial reports with the Securities and Exchange Commission (the “SEC”)) because the Company failed to file its Form 10-Q for the period ended June 30, 2011 (the “June 30, 2011 Form 10-Q”) on a timely basis.  In addition, the Notice states that NASDAQ Staff had determined that the September 12, 2011 amendment to the Company’s Line of Credit Agreement with Bzinfin S.A., dated June 29, 2011 (the “Amended LOC Agreement”) violated NASDAQ’s shareholder approval requirements contained in Listing Rules 5635(c) and (d) (regarding shareholder approval requirements prior to certain issuances of listed equity securities).  According to the Notice, the Staff determined that the issuance of shares of the Company’s common stock as provided in the Amended LOC Agreement could result in a 20% or greater issuance at a discount to market and book value, and would be considered equity compensation because the issuance could result in shares issued at a discount to market to an affiliate of a Company director.

As of October 19, 2011, the Company had not filed the June 30, 2011 Form 10-Q with the SEC or submitted a plan to regain compliance with NASDAQ Listing Rules 5250(c)(1), which plan was due by October 17, 2011.

The Notice states that, unless the Company requests an appeal of the determination, trading of the Company’s common stock will be suspended at the opening of business on October 28, 2011, and a Form 25-NSE will be filed with the SEC to remove the Company’s common stock from listing and registration on NASDAQ.  The Company has elected not to file an appeal of the Notice with the NASDAQ Hearings Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

October 25, 2011	By:	/s/ Christopher Cowger
Name: Christopher Cowger
Title: Chief Executive Officer